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                                                                     Exhibit 2.6

                                [Management Form]

                        EMPLOYMENT CONTINUATION AGREEMENT

         This EMPLOYMENT CONTINUATION AGREEMENT (this "Agreement"), is made and entered into on this ____ day of February, 1996, by Citicasters Inc., a Florida corporation (the "Company"), and _________________ (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Executive presently is the ____________________ of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;

         WHEREAS, the Company wishes to assure itself of both present and future continuity of management in the event of any Change in Control (as that term is hereafter defined);

         WHEREAS, the Company wishes to ensure that certain of its executives are not practically disabled from discharging their duties upon a Change in Control; and

         WHEREAS, although effective and binding as of the date hereof, this Agreement shall become operative only upon the occurrence of a Change in Control;

         NOW, THEREFORE, the Company and the Executive agree as follows:

         1.       Operation of the Agreement.

                  (a) This Agreement shall be effective and binding immediately upon its execution, but anything in this Agreement to the contrary notwithstanding, this Agreement shall not be operative unless and until there shall have occurred a Change in Control. For purposes of this Agreement, a "Change in Control" shall have occurred if at any time during the Term (as that term is hereafter defined) the Company is merged or consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 51% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of the Company immediately prior to such transaction.
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                  (b) Upon the occurrence of a Change of Control at any time during the Term, this Agreement shall become immediately operative.

                  (c) The period during which this Agreement shall be in effect (the "Term") shall commence as of the date hereof and shall expire as of the later of (i) the close of business on June 1, 1997 or (ii) the expiration of the Period of Employment (as that term is hereafter defined); provided, however, that if, prior to a Change in Control, the Executive ceases for any reason to be an elected officer or assistant officer of the Company, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect.

         2.       Employment; Period of Employment.

                  (a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Change in Control, the Company shall continue the Executive in its employ and the Executive shall remain in the employ of the Company for the period set forth in Section 2(b) below (the "Period of Employment"). So long as the Executive remains in the employ of the Company, the Executive shall devote substantially all of his time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company as in effect for executives immediately prior to the Change in Control) to the business and affairs of the Company.

                  (b) The Period of Employment shall commence on the date of the occurrence of a Change in Control and, subject only to the provisions of Section 4 hereof, shall continue until the earlier of (i) the Executive's death; (ii) the Executive's attainment of age 65; or (iii) the second anniversary of the occurrence of the Change in Control.

         3.       Compensation During Period of Employment.

                  (a) Upon the occurrence of a Change in Control, the Executive shall receive during the Period of Employment annual base salary at a rate not less than [specify the rate listed in Exhibit 6.6(c) to the Agreement and Plan of Merger], payable monthly or otherwise as in effect immediately prior to a Change in Control ("Base Pay"); provided, however, that in no event shall any increase in the Executive's aggregate compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement.

                  (b) For his service pursuant to Section 2(a) hereof, during the Period of Employment the Executive shall be a full


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participant in any and all employee retirement income and welfare benefit policies, plans, programs or arrangements which are made available generally to other executives of the Company during the Period of Employment, including without limitation any executive automobile, stock option, stock purchase, stock appreciation, performance improvement, long-term incentive, medical or health, life insurance, vacation, disability, salary continuation and any other retirement income or welfare benefit policy, plan, program or arrangement or any equivalent successor policy, plan, program or arrangement that may now exist or be adopted hereafter by the Company or any successor thereto (collectively, "Employee Benefits"); provided, however, that the Executive's rights thereunder shall be governed by the terms thereof and shall not be enlarged or limited hereunder or otherwise affected hereby.

         4.       Termination Following a Change in Control.

                  (a) In the event of the occurrence of a Change in Control, this Agreement may be terminated by the Company during the Period of Employment only upon the occurrence thereafter of one or more of the following events:

                      (i) If the Executive shall become permanently disabled and begins actually to receive disability benefits pursuant to the disability plan of the Company applicable to the Executive or any successor plan adopted prior to a Change in Control; or

                      (ii) For "Cause", which for purposes of this Agreement shall mean that, prior to any termination pursuant to Section 4(b) hereof, the Executive shall have:

                           (A) committed an act of fraud, embezzlement or theft
                  in connection with his duties or in the course of his employment with the Company or a felony or any crime involving moral turpitude;

                           (B) caused intentional wrongful damage to the
                  property of the Company;

                           (C) wrongfully disclosed secret processes or
                  confidential information of the Company;

                           (D) failed to comply with the policies, rules, or
                  directives of the management of the Company;

                           (E) grossly or repeatedly neglected his or her
                  duties; or

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                           (F) engaged in any Competitive Activity (as that term
                  is hereinafter defined);

         and any such act shall have been harmful to the Company or would tend to bring discredit upon the Company.

                  (b) In the event of the occurrence of a Change in Control, this Agreement may be terminated by the Executive with the right to receive benefits under Section 5 hereof, only upon the occurrence thereafter of one or more of the following events:

                      (i) Any termination by the Company of the employment of the Executive during the Period of Employment, unless (x) Cause for termination shall exist or (y) as a result of the death of the Executive or (z) by reason of the Executive's disability and the actual receipt of disability benefits as provided in Section 4(a)(i) hereof; or

                      (ii) Termination by the Executive of his employment with the Company during the Period of Employment and upon the occurrence of any of the following events:

                           (1)(A) A significant adverse change in the nature or
                  scope of the authorities, powers, functions, responsibilities or duties in respect of the Company which the Executive had immediately prior to the Change in Control;

                           (B) The liquidation, dissolution, merger,
                  consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 7 hereof; or

                           (C) Without limiting the generality or effect of the
                  foregoing, any material breach of this Agreement by the Company.

-----------------
   (1)   To be included only in Agreements with general managers.

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                  (c) A termination by the Company pursuant to Section 4(a)
hereof or by the Executive pursuant to Section 4(b) hereof shall not affect any rights which the Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payments under Sections 3 or 5 hereof, the Executive shall have no further obligation or liability to the Company hereunder with respect to his prior or any future employment by the Company.

         5. Severance Compensation. If, following the occurrence of a Change in Control, the Company shall terminate the Executive's employment other than pursuant to Section 4(a) hereof, or if the Executive shall terminate his employment pursuant to Section 4(b) hereof, the Company shall pay or cause to be paid to the Executive, the Base Pay which the Executive would have received pursuant to this Agreement for the remainder of the Period of Employment had his employment with the Company continued for such period, provided however that the Company's obligation to make any payment hereunder shall terminate if Executive engages in any Competitive Activity.

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         6. No Mitigation Obligation. The parties thereto expressly agree that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Section 5 hereof.

         7.       Successors and Binding Agreement.

                  (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement and each of the Company's obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

                  (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 7(a) hereof. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 7(c), the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred.

         8. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed

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by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

         9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         10. Validity. The invalidity or unenforceability of any provision of this Agreements shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

         11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

         12. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive continue as an officer or assistant officer of the Company or to remain in the employment of the Company prior to any Change in Control.

         13. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         14. Competitive Activity. For the purpose of this Agreement, the term "Competitive Activity shall mean:

                  (i) rendering any services as an officer, director, employee, agent, consultant or in any other capacity to, or own any interest (other than an interest of less than five percent (5%) of the stock of a publicly held company), as an individual owner, stockholder, partner or in any other manner in any person, firm, corporation, partnership or other entity which is a Competitive Business; or

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                  (ii) soliciting or otherwise attempting to employ or engage any current or future employee of the Company or any successor for employment or association in any Competitive Business or otherwise offer any inducement to any current or future employee of the Company or any successor to leave the employ or association of the Company or any successor.

         For purposes of this Agreement, Competitive Business shall mean any business operation located in the viewer or listener market area in which the Executive performed services for the Company and which engages, as all or a part of its business, in radio or television broadcasting.

         15. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an "Excess Parachute Payment," within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment. The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Executive or the Company, by the Company's independent accountants. The fact that the Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 15 shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 15, the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 15. The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the date the Executive's employment with the Company terminates, the Company may effect such reduction in any manner it deems appropriate.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

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                                         _____________________________
                                                 [EXECUTIVE]

                                         CITICASTERS INC.

                                         By:________________________
                                         Its:_______________________